UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 30, 2022

Donnelley Financial Solutions, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-37728	36-4829638
(Commission File Number)	(IRS Employer Identification No.)

35 West Wacker Drive,
Chicago, Illinois	60601
(Address of Principal Executive Offices)	(Zip Code)

(800) 823-5304

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock (Par Value $0.01)	DFIN	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement

On August 30, 2022, Donnelley Financial, LLC, a wholly owned subsidiary of Donnelley Financial Solutions, Inc. (together, the “Company”), entered into a Real Estate Sale Agreement (the “Agreement”) with Aspirant Partners, LLC (the “Buyer”) with respect to the Company’s property at 1500 N. Central Avenue, Phoenix, Arizona (the “Property”). Pursuant to the Agreement, the Buyer will purchase the Property from the Company for a purchase price of $13,000,000. The net sales proceeds to the Company will be reduced by its portion of customary closing costs allocated to it under the Agreement.

On the date of executing the Agreement, the Buyer must deposit with the Agreement’s third-party escrow agent $250,000 (the “Initial Deposit”), and two business days after the expiration of the Due Diligence Period (as hereafter defined), a second $300,000 (the “Additional Deposit” and together with the Initial Deposit, the “Deposit”) must be delivered to the escrow agent. On the date of executing the Agreement, the Buyer must pay to the Company $25,000 in consideration of a commitment fee which fee shall be earned in full and non-refundable in all events once paid to the Company and such fee will not be credited towards the purchase price. The Buyer will have the until 5:00 p.m. (CT) until the date which is ninety days after execution of the Agreement (the “Due Diligence Period”), to conduct its due diligence on the Property at its own cost and expense. If the Buyer does not terminate the Agreement by the expiration of the Due Diligence Period, then (i) the Due Diligence Period will expire and $100,000 of the Deposit will be released to the Company, and (ii) after such initial release each 30 days thereafter $50,000 of the Deposit will released to the Company until all the Deposit has been released to the Company. If Buyer elects to terminate the Agreement prior to the expiration of the Due Diligence Period, the Deposit is returned to the Buyer. Any portions of the Deposit released to the Company will be credited to the purchase price at closing and will be non-refundable except in the case of a Seller default under the Agreement or the occurrence of a condemnation. After the expiration of Due Diligence, if the Buyer does not terminate the Agreement and thereafter fails to close the transaction, the full Deposit will be non-refundable and undisbursed portions thereof will be released to the Company as liquidated damages.

After the expiration of the Due Diligence Period the Buyer will have up to 300 days (the “Entitlement Period”) to obtain entitlements required for the construction of a residential high-rise, mixed use building. On or prior to the expiration of the Entitlement Period, Buyer may extend the Entitlement Period for an additional 30 days upon its payment of a $100,000 extension fee to the Company which fee shall be earned in full and non-refundable in all events once paid to the Company and such fee will not be credited towards the purchase price. The Buyer has agreed to close 30 days after the earlier of (i) its obtaining the required entitlements, and (ii) the expiration of the Entitlement Period, but no later than October 24, 2023 or November 23, 2023 if the Entitlement Period is extended.

If the Company defaults and refuses to close the transaction, the Buyer can terminate the Agreement and in addition to a return of the full Deposit (including previously released portions of the Deposit) and $25,000 commitment fee, the Buyer will be entitled to receive a reimbursement of up to $75,000 of its actual third-party costs and expenses paid in pursuit of the Property. Alternatively, the Buyer can sue the Company and ask a court to require it to specifically perform under the Agreement. If specific performance is not available because the Company has breached the Agreement by selling to a third party, then the Buyer can sue the Company for damages which are capped at the purchase price under the Agreement. Lastly, if any liability equal to or in excess of $25,000 (but not less than such amount) accrues to the Buyer on or prior to the date that is nine months after closing (the “Survival Period”), and if the Buyer makes the Company aware of such liability prior to the expiration of the Survival Period, then the Company will be liable to the Buyer for damages capped at 2% of the purchase price. The liability thresholds, the Survival Period, the Company representations and warranties and the Buyer remedies under the Agreement are all customary and/or are within market standards for similar real estate transactions.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which will be filed as an exhibit to the Company’s next Quarterly Report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DONNELLEY FINANCIAL SOLUTIONS, INC.

Date: September 2, 2022	By:	/s/ Jennifer B. Reiners
Jennifer B. Reiners
Executive Vice President, General Counsel and Corporate Secretary